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                               PURCHASE AGREEMENT
                               ------------------

         Smith Barney Multiple Discipline Trust (the "Trust"), a business trust under the laws of The Commonwealth of Massachusetts, and Smith Barney Fund Management LLC ("SBFM") hereby agree as follows:

1. The Trust offers SBFM and SBFM hereby purchases 2,498.86 shares of beneficial interest of each of Smith Barney Multiple Discipline Portfolio - All Cap Growth and Value Portfolio, Smith Barney Multiple Discipline Portfolio - Large Cap Growth and Value Portfolio, Smith Barney Multiple Discipline Portfolio
- Global All Cap Growth and Value Portfolio, and Smith Barney Multiple Discipline Portfolio - Balanced All Cap Growth and Value Portfolio, at a price of $10 per share (the "Variable Insurance Shares"), and one share of each of Smith Barney Multiple Discipline Fund - All Cap Growth and Value Fund, Smith Barney Multiple Discipline Fund - Large Cap Growth and Value Fund, Smith Barney Multiple Discipline Fund - Global All Cap Growth and Value Fund, and Smith Barney Multiple Discipline Fund - Balanced All Cap Growth and Value Fund, at a price of $11.40 per share (the "Retail Shares," together with the Variable Insurance Shares, the "Initial Shares"), each having a par value $.001 per share (the "Shares"), the Trust agreeing to waive the initial sales charge and contingent deferred sales charge on such purchase. SBFM hereby acknowledges receipt of certificates representing the Initial Shares and the Trust hereby acknowledges receipt from SBFM of $100,000.00 in full payment for the Initial Shares.

2. SBFM represents and warrants to the Trust that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

3. SBFM agrees that if any holder of the Initial Shares redeems such Shares in the Trust before one year after the date upon which the Trust commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by SBFM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Trust.

4. The Trust and SBFM agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of ________________, 2002.



                                   SMITH BARNEY MULTIPLE DISCIPLINE TRUST

                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:

                                   SMITH BARNEY FUND MANAGEMENT LLC

                                   By:
                                      ------------------------------------------
                                      Name:
                                      Title:


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